Grant Park Fund Weekly Commentary

For the Week Ended September 30, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Oct 2006 - Sep 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-0.5%	-1.7%	-8.3%	-2.5%	-1.8%	3.7%	4.6%	3.7%	12.5%	-16.4%	0.4	0.5
B**	-0.5%	-1.7%	-8.7%	-3.2%	-2.5%	2.9%	N/A	2.9%	12.4%	-17.1%	0.3	0.4
Legacy 1***	-0.4%	-1.5%	-6.7%	-0.5%	N/A	N/A	N/A	-1.8%	11.3%	-10.9%	-0.1	-0.2
Legacy 2***	-0.5%	-1.6%	-7.1%	-1.0%	N/A	N/A	N/A	-2.1%	11.3%	-11.1%	-0.1	-0.3
Global 1***	-0.5%	-1.4%	-7.2%	-2.4%	N/A	N/A	N/A	-3.5%	10.6%	-13.3%	-0.3	-0.4
Global 2***	-0.5%	-1.4%	-7.4%	-2.7%	N/A	N/A	N/A	-3.9%	10.6%	-13.5%	-0.3	-0.5
Global 3***	-0.6%	-1.5%	-8.7%	-4.5%	N/A	N/A	N/A	-5.7%	10.6%	-14.7%	-0.5	-0.7

S&P 500 Total Return Index****	-0.4%	-7.0%	-8.7%	1.1%	1.2%	-1.2%	2.8%	-1.2%	18.3%	-50.9%	0.0	-0.1
Barclays Capital U.S. Long Gov Index****	-1.0%	9.5%	26.9%	16.8%	12.9%	10.5%	8.5%	10.5%	12.5%	-12.3%	0.9	1.6
  Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	38%					36%
Energy	9%	Short	Natural Gas	4.6%	Short	8%	Short	Natural Gas	4.7%	Short
			Crude Oil	2.3%	Short			Crude Oil	2.1%	Short
Grains/Foods	14%	Short	Wheat	2.4%	Short	13%	Short	Wheat	2.4%	Short
			Soybean Meal	2.1%	Short			Soybean Meal	1.8%	Short
Metals	15%	Short	Copper	4.6%	Short	15%	Short	Copper	4.5%	Short
			Aluminum	3.5%	Short			Aluminum	3.3%	Short
FINANCIALS	62%					64%
Currencies	32%	Long $	Japanese Yen	3.0%	Long	32%	Long $	Euro	3.5%	Short
			Euro	2.8%	Short			Japanese Yen	3.0%	Long
Equities	11%	Short	Hang Seng	1.8%	Short	12%	Short	Dax Index	1.7%	Short
			Dax Index	1.7%	Short			Hang Seng	1.7%	Short
Fixed Income	19%	Long	Bunds	4.7%	Long	20%	Long	Bunds	5.6%	Long
			U.S. 10-Year Treasury Notes	2.0%	Long			Euribor	2.1%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil markets fell nearly 1% last week due to data that showed flat U.S. consumer activity and a decline in U.S. personal income. Natural gas markets fell, propelled lower by Energy Information Administration reports showing elevated inventories. Liquidations by large commodity funds reducing exposures prior to quarter-end also put pressure on the energy markets.

Grains/Foods

U.S. grains prices underwent sharp declines on beliefs the recent uptrend in prices would hinder demand for North American crops. U.S. Department of Agriculture reports showed larger-than-expected supplies and added to price declines in the grains markets. Sugar markets posted gains in excess of 6% due to forecasts of weak Brazilian supplies. Lean hogs prices also rallied because of an expected increase in Chinese demand for U.S. pork products.

Metals

Gold markets registered losses as intraweek U.S. dollar strength prompted selling. In the base metals markets, prices generally fell as uncertainty surrounding the financial stability of the Eurozone and weak forecasts for global economic growth weighed on industrial demand.

Currencies

Ongoing uncertainty on whether Eurozone officials would come to an agreement on the funding of new loans for the ailing Greek economy pushed the euro lower against counterparts. The British pound and Swiss franc rallied as European investors sought alternatives to the unstable euro. The Japanese yen fell against major currencies due to beliefs the Bank of Japan may take further action to intervene to devalue the currency.

Equities

In a week of volatile trading, European and Asian equity markets held onto early-week gains stemming from hopes European officials were getting closer to a funding agreement to aid the Greek economy. In the U.S., equity markets posted mixed results as conflicting economic data, including weaker-than-expected consumer confidence and slightly optimistic employment data, failed to provide stable insight into the state of the U.S. economic outlook.

Fixed Income

U.S. Treasury markets finished the week lower due to hopes for an improvement in the European sovereign debt situation. Despite weekly losses, setbacks in the domestic fixed-income markets were partially offset by gains stemming from increased buying due to intraweek losses in the U.S. equity markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.